Exhibit 99.2

Old Second Bancorp, inc. Announces Acquisition of Greater Chicago Financial Corp. And Its Primary Subsidiary: ABC Bank your community Bank Since 1891

Old Second 2 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS Some of the statements in this presentation are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," “assumption,” "anticipate," "intend," "plan," "seek," "believe," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements relating to the expected timing of the closing of the transaction and the expected impact of the transaction on Old Second Bancorp’s future financial performance (including expected cost saves, the net fair value marks on the acquired loans, estimated transaction and merger-related expenses, that the transaction will be immediately accretive to earnings per share, the tangible book value earn back period and estimated and approximate pro forma capital ratios at closing). Pro forma financial information is not a guarantee of future results and is presented for informational purposes only. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. All forward-looking statements speak only as of the date of this presentation. Neither Old Second Bancorp, Inc. nor Greater Chicago Financial Corp. undertakes any duty to update any forward-looking statement made herein. Risk factors relating both to the transaction and the integration of Greater Chicago Financial Corp. into Old Second Bancorp after closing include, without limitation: • Completion of the transaction is dependent on, among other things, receipt of regulatory approvals and receipt of Greater Chicago Financial Corp. shareholder approval, the timing of which cannot be predicted with precision at this point and which may not be received at all; • The impact of the completion of the transaction on Old Second Bancorp’s and Greater Chicago Financial Corp.’s financial statements will be affected by the timing of the transaction; • The transaction may be more expensive to complete and the anticipated benefits, including estimated cost savings and anticipated strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events; • The integration of Greater Chicago Financial Corp.’s business and operations into Old Second Bancorp, which will include conversion of Greater Chicago Financial Corp.’s operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Greater Chicago Financial Corp.’s or Old Second Bancorp's existing businesses; and • Old Second Bancorp’s ability to achieve anticipated results from the transaction is dependent on the state of the economic and financial markets going forward. Specifically, Old Second Bancorp may incur more credit losses than expected , cost savings may be less than expected and customer attrition may be greater than expected. These and other risk factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2016, for a description of some additional risk factors that may affect actual outcomes. Forward-Looking Statements

Acquisition of Greater Chicago Financial Corp.

Old Second

- Greater Chicago Financial Corp. total assets of $350 million as of September 30, 2017, including $241 million of net total loans
- More than a century of service to the community
- 4 branch locations and $270 million in deposits
- Call Report Information for ABC Bank

Highlights ($000)	09/16 Q	12/16 Q	03/17 Q	06/17 Q	09/17 Q
Total Assets	339,710	326,324	340,847	352,014	351,065
Total Loans & Leases	233,673	233,135	243,286	248,596	247,041
Total Deposits	262,800	258,612	266,438	272,378	270,426
Full-time Employees (Actual)	88	88	86	80	79
Net Income	576	873	828	245	886

- Maintains the character of Old Second's deposit base with high concentration in noninterest-bearing demand deposits
  - Opportunity for additional core deposit growth driven by middle market commercial business expansion
  - Deposit mix composition will further improve from elimination of brokered CDs



Elgin
Schaumburg
Streamwood
Evanston
Skokie
Sycamore
De Kalb
St Charles
Geneva
Carol Stream
Elmhurst
Wheaton
Berwyn
Cicero
Downers Grove
Waterman
Little Rock
Darien
Burbank
Woodridge
Oak Lawn
Blue Island
Sandwich
Romeoville
Orland Park
Tinley Park
Calumet City
Hammond
Lansing
Lockport
Sheridan
Joliet
New Lenox
Saratoga
Channahon
Manhattan
Morris
Beecher
Old Second Branches
ABC Bank Branches



Old Second
20%
30%
50%
Non Int DDA
SAV NOW MM
CD's



ABC Bank
21%
45%
34%
Non Int DDA
SAV NOW MM
CD's



Pro Forma
22%
28%
50%
Non Int DDA
SAV NOW MM
CD's

3

Transaction Overview The cash consideration of $41.1 million represents 119% of Greater Chicago Financial Corp.’s tangible book value as of September 30, 2017 Transaction assumptions: 30% annual cost saves with full run-rate realized in 2019 Estimated 3.7% net fair value mark on acquired loans ($4 million more than existing LLR) $4 million in transaction and merger-related expenses Expected to close in the second quarter of 2018 No growth is assumed on the acquired balance sheet over the forecast model With synergies fully achieved, Old Second expects the $41.1 million purchase price to reflect a multiple of approximately 8.6x annual acquired run-rate earnings under the new tax law Transaction estimated to add approximately $0.07 to 2018 earnings per diluted share under the new tax law exclusive of transaction and merger-related expenses Transaction estimated to add approximately $0.16 to 2019 earnings per diluted share under the new tax law Inclusive of transaction and merger-related expenses, Old Second expects the transaction to yield a tangible book value earn back of approximately 2 years with an IRR well in excess of 20% Old Second will acquire and simultaneously retire $6.3 million of subordinated debentures of Greater Chicago Financial Corp. Approximately $2 million of this amount is convertible to common stock prior to the expected close of the transaction. The purchase price will be adjusted upward dollar for dollar, by the principal amount and any accrued but unpaid interest of any converted debentures Old Second will utilize existing cash resources to fund the transaction. Estimated and approximate pro-forma consolidated capital ratios at closing: 7.00% TCE/TA, 8.25% Tier 1 Leverage, 11.00% Total Capital